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                                                                 Exhibit 99.1


                               MAIL BOXES ETC.
                          6060 Cornerstone Court West
                        San Diego, California 92121

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MAIL BOXES ETC.



     The undersigned, revoking all prior proxies, hereby appoints Anthony W. DeSia, Michael Dooling, James F. Kelly and Bruce M. Rosenberg as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Mail Boxes Etc. (the "Company") held of record by the undersigned on [July __, 1997] at the Special Meeting of Shareholders of the Company (the "Special Meeting") to be held at the offices of the Company at 6060 Cornerstone Court West, San
Diego, California 92121 on [        ], [August __, 1997], at 9:00 a.m.,
Pacific Daylight Savings Time, and at any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE OTHER SIDE OF THIS PROXY CARD. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MAIL BOXES ETC.

                            [REVERSE SIDE OF CARD]

/x/ Please mark your votes as in this example.



THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

1. Approval of the principal terms of the Agreement and Plan of Merger dated May 22, 1997 among U.S. Office Products Company, Santa Fe Acquisition Corp. and Mail Boxes Etc.

           FOR / /       AGAINST / /      ABSTAIN / /


2. To transact such other business as may properly be presented at the Special Meeting or any adjournments or postponements thereof.


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


     Please sign exactly as your name(s) appears on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of a husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. If shares of stock are held of record by a partnership, the proxy should be executed by a duly authorized officer of the partnership. Executors, administrators or other fiduciaries who execute the above proxy for a deceased shareholder should give their full title. Please date this proxy.


Signature(s)______________________________________________  Date:____________


Signature(s)______________________________________________  Date:____________